As filed with the Securities and Exchange Commission on May 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Lantern Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3973463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1920 McKinney Avenue, 7th Floor Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2018 Equity Incentive Plan

(Full title of the plan)

Panna Sharma
Chief Executive Officer

Lantern Pharma Inc.

1920 McKinney Avenue, 7th Floor

Dallas, Texas 75201
(Name and address of agent for service)

(972) 277-1136

(Telephone number, including area code, of agent for service)

Copy to:

Daniel K. Donahue

Greenberg Traurig, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

(949) 732-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

On August 29, 2018, Lantern Pharma Inc. (the “Company”) adopted its 2018 Equity Incentive Plan (as subsequently amended and restated, the “Plan”). The maximum number of shares of common stock of the Company that are available for issuance under the Plan is 1,864,680, provided that as of the date of this filing 125,000 shares are subject to the approval of the stockholders of the Company. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission”) for the purposes of registering the 1,864,680 shares of the Company’s common stock issuable under the Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and incorporated by reference in the Section 10(a) prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Written requests should be made to Investor Relations of Lantern Pharma Inc. at 1920 McKinney Avenue, 7th Floor, Dallas, Texas 75201; telephone number (972) 277-1136 or to the email address at info@lanternpharma.com.

Part II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed on March 18, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which was filed on May 9, 2024;

(c)	The description of the Company’s common stock in its Form 8-A12B, which was filed on June 8, 2020, and any amendments or reports filed for the purpose of updating this description; and

(d)	All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities

Not applicable.

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Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of the Company’s common stock offered by this Registration Statement has been passed upon by Greenberg Traurig, LLP, Irvine, California.

Item 6.	Indemnification of Directors and Officers

The Company’s certificate of incorporation and bylaws provides that the Company’s directors and officers will be indemnified by us to the fullest extent permitted by the Delaware law against all expenses incurred in connection with their service for or on behalf of the Company.

In addition, the Company’s certificate of incorporation provides that the personal liability of the Company’s directors and officers for monetary damages will be eliminated to the fullest extent permitted by Delaware law.

The Company has entered into indemnification agreements with the members of the Company’s board of directors and officers, each an “indemnitee.” Each indemnification agreement requires the Company to indemnify each indemnitee as described above. The Company also, among other things, agreed to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The indemnification provisions in the Company’s certificate of incorporation and bylaws and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Company has procured directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed

Not applicable.

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Item 8.	Exhibits.

Exhibit No.	Description of Exhibits

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 17, 2020

3.2	Bylaws of the Registrant	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed April 16, 2020

4.1	Specimen Certificate representing shares of common stock of Registrant	Incorporated by reference from the Registrant’s Registration Statement on Form S-1/A filed May 12, 2020

5.1	Opinion and Consent of Greenberg Traurig, LLP	Filed electronically herewith

10.1	Second Amended and Restated Lantern Pharma Inc. 2018 Equity Incentive Plan	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 20, 2023

10.2	Amendment to Second Amended and Restated Lantern Pharma Inc. 2018 Equity Incentive Plan	Incorporated by reference from the Registrant’s Definitive Proxy Statement filed on April 28, 2023

23.1	Consent of EisnerAmper LLP, independent registered public accounting firm	Filed electronically herewith

23.2	Consent of Greenberg Traurig, LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this registration statement

107	Filing Fee Table	Filed electronically herewith

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Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas on May 24, 2024.

LANTERN PHARMA INC.

By:	/s/ Panna Sharma
Panna Sharma,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Panna Sharma and David R. Margrave,, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 24, 2024 by the following persons in the capacities indicated.

Signature	Title

/s/ Panna Sharma	President, Chief Executive Officer and Director (Principal Executive Officer)
Panna Sharma

/s/ David R. Margrave	Chief Financial Officer (Principal Financial and Accounting Officer)
David R. Margrave

/s/ Donald J. Keyser	Chairman of the Board
Donald J. Keyser

/s/ Maria Maccecchini	Director
Maria Maccecchini

/s/ David S. Silberstein	Director
David S. Silberstein

/s/ Vijay Chandru	Director
Vijay Chandru

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